News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G APPOINTS B. MARC ALLEN TO BOARD OF DIRECTORS
Allen brings depth of leadership, strategy and global business experience to the Board

CINCINNATI, February 10, 2021 – The Procter & Gamble Company (NYSE:PG) today announced that its Board of Directors has appointed B. Marc Allen, chief strategy officer and senior vice president of Strategy and Corporate Development at The Boeing Company, to the Company’s Board of Directors. The appointment is effective February 10, 2021.

Mr. Allen joined Boeing, a leading global aerospace and defense company, in 2007. In his current role, he is responsible for the company’s overarching strategy, including long-term planning, global business and corporate development, and strategic investments, acquisitions and divestitures.

“We are excited to welcome Marc to the Board. Marc has deep knowledge of international operations, trade, law and government relations, as well as very strong strategy and corporate development experience. His highly sought-after capabilities will further strengthen P&G’s board expertise in these critical areas,” said David Taylor, P&G Chairman, President and Chief Executive Officer. “We look forward to working closely with Marc to bring these skills to bear as we continue to position P&G to win with our consumers and serve our stakeholders in the years ahead.”

Mr. Allen previously served as Boeing’s president of Embraer Partnership and Group Operations. Before that he served as president of Boeing International, as president of Boeing Capital Corporation, as vice president of Boeing International and president of Boeing China, and as vice president for Global Law Affairs and general counsel to Boeing International. His experience in growth and productivity initiatives, new business and market development, government affairs, ESG, industrial partnerships and functional support for business units’ operations will benefit P&G and its brands.

Mr. Allen also previously served as law clerk for U.S. Supreme Court Justice Anthony M. Kennedy and has prior business experience in start-up leadership. He sits on the boards of numerous global organizations, including serving as chairman of the International Justice Mission, as trustee for the Trilateral Commission, and as director of the U.S.-China Business Council and the U.S.-India Strategic Partnership Forum.

Mr. Allen holds a B.A. in political science from Princeton University and a J.D. from Yale Law School.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at http://www.pg.com/news.

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